UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

May 22, 2019

Date of Report (Date of Earliest event reported)

SHARING SERVICES GLOBAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55997	30-0869786
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Coit Road, Suite 100, Plano, Texas 75075
(Address of principal executive offices)

Registrant’s telephone number, including area code:	469-304-9400

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (/Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2019, the Company’s Board of Directors (the “Board”) appointed Kip H. Allison and Keith Halls to serve on the Company’s Board of Directors. The appointments follow the previously announced departure of Frank A. Walters from the Board, who remains the Company’s CFO.

Mr. Allison was retained by the Company last year as outside counsel and to assist in the operational structure. Mr. Allison began his business career with DF&R Inc., which at the time was a start-up restaurant chain, and remained with the company for 10 years in corporate operations. During this time, the company built more than 30 units across three states and went public in the early 1990s. After leaving DF&R, Mr. Allison acquired a law degree from SMU School of Law and over the next 20 years built a legal practice focused on complex closely held corporations. He assisted his clients with of governance and operations of both public and private companies and was the principal and managing partner of his litigation firm until he joined Elepreneur, LLC, a wholly owned subsidiary of the Company, as its CEO.

Mr. Halls has been the president of Elepreneur, LLC, a wholly owned subsidiary of the Company, since August 2018 and currently serves in that role. His extensive career in the direct selling industry began in 1986 when he joined NuSkin Enterprises. He served there as senior VP and a member of the board for many years. After leaving NuSkin in 2001, Mr. Halls became a distributor and part of the sales force for several companies. He has earned many industry awards for his efforts in building international large downline organizations. He brings a long history of success both on the distributor and corporate side.

Signature page follows

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2019	SHARING SERVICES GLOBAL CORPORATON

	By:	/s/ John Thatch
	Name:	John Thatch
	Title:	President, Chief Executive Officer and Director

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